Exhibit 99

FOR IMMEDIATE RELEASE                                                                            Contact: Paul Knopick

                                                                                                                            888-795-6336

******************************************************************

ITRONICS REPORTS POSITIVE GROSS PROFIT FOR 2004, SIGNS UP TWO ADDITIONAL DISTRIBUTORS FOR ITS GOLD'n GRO LIQUID FERTILIZERS

RENO, Nevada, May 25, 2005 -- Itronics Inc. (OTC BB: ITRO; Frankfurt and Berlin Stock Exchanges: ITG) reported today that 2004 revenue totaled $1.72 million, a 36 percent increase compared to 2003. The Company achieved a positive gross profit for the full year for the first time since it opened its photochemical recycling plant in Stead, Nevada in 2000.

"The most significant among numerous positive developments in 2004 was increasing sales for the Company's GOLD'n GRO products by 84 percent to $1.02 million compared to $554,000 in 2003," said Dr. John W. Whitney, Itronics President. "GOLD'n GRO sales will grow significantly again in 2005 due to increased sales of new products introduced in 2004 and the expansion of our most popular products into Idaho, Oregon, Washington, and seven northeastern states."

Itronics announced that its wholly-owned subsidiary, Itronics Metallurgical, Inc., has signed two new agreements for distribution of its GOLD'n GRO liquid fertilizers to landscape construction and maintenance contractors. One agreement is with a vendor in Las Vegas, Nevada, and the other is with a company based in New Jersey, where all GOLD’n GRO products are registered, which distributes to landscape maintenance contractors and professional lawn care contractors in New Jersey and surrounding states.

Itronics, through its subsidiary, Itronics Metallurgical, Inc., is the only company in the world with a "Beneficial Use Photochemical, Silver, and Water Recycling" facility that extracts more than 99 percent of the silver and virtually all the other toxic heavy metals from used photoliquids and converts the resulting liquids into environmentally beneficial, chelated, multinutrient liquid fertilizer products sold under the GOLD'n GRO trademark, and 5 troy ounce, 0.999 pure, Silver Nevada Miner numismatic bars. The environmentally friendly liquid fertilizers can be used for lawns and houseplants, and are available, along with GOLD'n GRO liquid fertilizer injectors, at the Company's "e-store" catalog at http://goldngro.com . The popular Silver Nevada Miner bars are available at the Company's 'e-store' catalog at http://www.itromet.com ..

Headquartered in Reno, Nevada, Itronics Inc. is Nevada's leading "Beneficial Use Recycling" company and a world leader in photochemical recycling. The Company also provides project planning and technical services to the mining industry. Dr. John Whitney, Itronics President, was selected as Nevada’s Inventor of the Year for 2000 and is a member of the Inventor’s Hall of Fame at the University of Nevada, Reno. Itronics was one of five finalists for the 2001 Kirkpatrick Chemical Engineering Award, the most prestigious worldwide award in chemical engineering technologies.

* * * * * * * * * *

VISIT OUR WEB SITE: http://www.itronics.com

(Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.)